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Exhibit 10.5

        This LOAN AND SECURITY AGREEMENT dated as of the Effective Date, between SILICON VALLEY BANK ("Bank"), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and KINTERA, INC. ("Borrower"), whose address is 9605 Scranton Rd., Suite 240, San Diego, California 92121, provides the terms on which Bank will lend to Borrower and Borrower will repay Bank. The parties agree as follows:

1.     ACCOUNTING AND OTHER TERMS

        Accounting terms not determined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. The term "financial statements" includes the notes and schedules. The terms "including" and "includes" always mean "including (or includes) without limitation," in this or any Loan Document.

2.     LOAN AND TERMS OF PAYMENT

2.1   Promise to Pay.

        Borrower promises to pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions.

2.1.1   Revolving Advances.

PRIOR TO THE CONSUMMATION OF THE EQUITY EVENT CONDITION THE FOLLOWING CLAUSE (a) SHALL APPLY:

        (a)   Bank will make advances (referred to herein as the "Revolving Advances") not exceeding (i) the lesser of (A) the Committed Revolving Line or (B) the Borrowing Base. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.

AFTER THE CONSUMMATION OF THE EQUITY EVENT CONDITION THE FOLLOWING CLAUSE (a) SHALL APPLY AND THE ABOVE CLAUSE (a) SHALL NO LONGER BE EFFECTIVE:

        (a)   Bank will make advances (referred to herein as the "Revolving Advances") not exceeding the Committed Revolving Line minus all amounts for services utilized under the Cash Management Services Sublimit. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.

        (b)   To obtain a Revolving Advance, Borrower must notify Bank by facsimile or telephone by 12:00 p.m. Pacific time on the Business Day the Revolving Advance is proposed to be made. Borrower must promptly confirm the notification by delivering to Bank the Payment/Advance Form, in the form attached hereto as Exhibit B. Bank will credit Revolving Advances to Borrower's deposit account. Bank may make Revolving Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if any such Revolving Advances are necessary to meet Obligations which have become due. Bank may rely on any telephonic notice given by a person whom Bank believes is a Responsible Officer or such Person's written designee, and Borrower hereby indemnifies Bank for any loss Bank suffers due to any such reliance, unless such loss is the result of Bank's gross negligence or willful misconduct.

        (c)   The Committed Revolving Line terminates on the Revolving Maturity Date, when all Revolving Advances and related Obligations are immediately payable.

        (d)   Bank's obligation to lend the undisbursed portion of the Obligations will terminate if, in Bank's sole discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the execution of this Agreement.

2.1.2   Cash Management Services Sublimit.

        Only on and after such time as the Equity Event Condition has been satisfied, Borrower may use up to $2,000,000 for Bank's Cash Management Services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the "Cash Management Services"). Such aggregate amounts utilized under the Cash Management Services Sublimit will at all times reduce the amount otherwise available to be borrowed under the Committed Revolving Line as set forth above in Section 2.1.1 and no utilization of any Cash Management Service shall arise if a Revolving Advance would not be permitted to be extended pursuant to Section 2.1.1 hereof. Further, any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Revolving Advances under the Committed Revolving Line and will accrue interest at the rate for Revolving Advances.

2.1.3   Equipment Advances.

        (a)   Through January 31, 2004 (the "Equipment Availability End Date"), Bank will make advances ("Equipment Advance" and, collectively, "Equipment Advances") in an aggregate amount of the initial loan amount for each such Equipment Advance not exceeding the Committed Equipment Line. The Equipment Advances may only be used to finance or refinance Eligible Equipment purchased on or after 90 days before the date of each Equipment Advance and may not exceed 100% of the invoices relating thereto excluding taxes, shipping, warranty charges, freight discounts and installation expense. Software, tenant improvements and other costs of a similar nature, all as deemed acceptable to Bank for advance purposes hereunder, may constitute up to 25% of the aggregate amount of Equipment Advances outstanding from time to time. Notwithstanding the foregoing, and solely with respect to the initial Equipment Advance to be made hereunder (as long as such Initial Equipment Advance is extended substantially concurrently with Borrower's execution and delivery of this Agreement to Bank), Bank agrees to fund as part of any such Equipment Advance an amount not to exceed $250,000 in the aggregate based on 100% of the depreciated value of certain items of Equipment, which items are deemed to be satisfactory to Bank.

        (b)   Interest accrues from the date of the making of each Equipment Advance at the applicable rate in Section 2.3(a) and shall be payable on the first day of the month following the making of such Equipment Advance and continuing until such Equipment Advance has been repaid in full. Each Equipment Advance shall be payable in thirty-six (36) equal monthly installments of principal beginning on the first day of the month following the making of such Equipment Advance and continuing on the first day of each of the succeeding thirty-five months thereafter (such final installment payment date for such Equipment Advance is referred to herein as the "Equipment Maturity Date" relating to such Equipment Advance), with the understanding that on each Equipment Maturity Date the related Equipment Advance and all related Obligations shall be repaid in full. Equipment Advances when repaid may not be reborrowed.

        (c)   To obtain an Equipment Advance, Borrower must notify Bank (the notice is irrevocable) by facsimile no later than 12:00 p.m. Pacific time 1 Business Day before the day on which the Equipment Advance is to be made. The notice in the form of Exhibit B (Payment/Advance Form) must be signed by a Responsible Officer or written designee and include a copy of the invoice and other documentary information as the Bank may reasonably request in connection with the Equipment that is the subject of the Equipment Advance proposed to be made.

2.2   Overadvances.

        If Borrower's Obligations above exceed the applicable lending limitations set forth above, Borrower must immediately pay Bank the excess.

2.3   Interest Rate, Payments.

        (a)   Interest Rate. (i) Equipment Advances shall accrue interest on the outstanding principal balance at a per annum rate of four percentage points (4.00%) above the Prime Rate and having, in any event, a minimum rate of eight percent (8.00%) per annum, provided that on and after the satisfaction of the Equity Event Condition, Equipment Advances shall thereafter accrue interest on the outstanding principal balance at a per annum rate of two and one-half percentage points (2.50%) above the Prime Rate and having, in any event, a minimum rate of six and one-half percent (6.50%) per annum; (ii) Revolving Advances shall accrue interest on the outstanding principal balance at a per annum rate of two percentage points (2.00%) above the Prime Rate and having, in any event, a minimum rate of six percent (6.00%) per annum, provided that on and after the satisfaction of the Equity Event Condition, Revolving Advances shall thereafter accrue interest on the outstanding principal balance at a per annum rate of one percentage point (1.00%) above the Prime Rate and having, in any event, a minimum rate of five percent (5.00%) per annum. Upon the occurrence and during the continuance of an Event of Default, Obligations accrue interest at five (5) percentage points above the rate effective immediately before the Event of Default. The interest rate increases or decreases when the Prime Rate changes. Interest is computed on a 360-day year for the actual number of days elapsed.

        (b)   Payments. Interest due on the Revolving Advances and the Equipment Advances is payable on the first day of each month. Bank may debit any of Borrower's deposit accounts for principal and interest payments owing or any amounts Borrower owes Bank. Bank will promptly notify Borrower when it debits Borrower's accounts. These debits are not a set-off. Payments received after 12:00 noon Pacific Time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

2.4   Fees.

        (a)   Facility Fee. Borrower shall pay to Bank a fee of $5,000 concurrently herewith, which shall be in addition to interest and to all other amounts payable hereunder and which shall not be refundable.

        (b)   Bank Expenses. Borrower shall pay to the Bank all Bank Expenses (including reasonable attorneys' fees and expenses) incurred through and after the Closing Date when due with the understanding that Bank shall use its best efforts to keep the legal documentation expenses for the drafting and negotiating of this Agreement prior to the execution hereof less than $5,000.

3.     CONDITIONS OF LOANS

3.1   Conditions Precedent to Initial Credit Extension.

        Bank's obligation to make the initial Credit Extension is subject to the condition precedent that it receive the agreements, documents and fees it requires, including, without limitation, the warrant to purchase stock, the negative pledge agreement, certified corporate resolutions and the third party agreements regarding third party locations of Collateral.

3.2   Conditions Precedent to all Credit Extensions.

        Bank's obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

          (a)   timely receipt of any Payment/Advance Form; and

          (b)   the representations and warranties in Section 5 must be materially true on the date of the Payment/Advance Form and on the effective date of each Credit Extension (except to the extent they relate specifically to an earlier date, in which case such representations and warranties must materially be true at such time with respect to any such earlier date) and no Event of Default may have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower's representation and warranty on that date that the representations and warranties of Section 5 remain true (except to the extent they relate specifically to an earlier date, in which case such representations and warranties must materially remain true at such time with respect to any such earlier date).

4.     CREATION OF SECURITY INTEREST

4.1   Grant of Security Interest.

        Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower's duties under the Loan Documents. Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral. If this Agreement is terminated, Bank's lien and security interest in the Collateral will continue until Borrower fully pays and performs the Obligations, at which time Bank agrees to release its liens and security interests in the Collateral. Bank acknowledges and agrees that the security interest granted hereunder does not extend to the Donations and the Donations Account (other than with respect sums deposited therein that do not constitute Donations) and Bank will not exercise any rights as a secured creditor with respect thereto nor will Bank exercise any banker's lien rights of offset with respect thereto, provided that Bank shall maintain any rights the Bank may have from time to time as an unsecured creditor relating thereto. Bank agrees to enter into customary estoppel letters in favor of lenders financing items of equipment that comply with the definitions of Permitted Liens and Permitted Indebtedness hereunder. Further, Bank hereby acknowledges and agrees that enforcement of its rights with respect to certain items of Collateral in which the Bank is granted a security interest (including the use or assignment thereof) may be restricted by the provisions of Sections 9407(b), 9408(d) or 9409(b) of the Code.

4.2   Authorization to File.

        Borrower authorizes Bank to file financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to perfect or protect Bank's interest in the Collateral.

5.     REPRESENTATIONS AND WARRANTIES

        Borrower represents and warrants as follows, subject to the specific exceptions to the following as are stated in the Schedule hereto as approved by Bank:

5.1   Due Organization and Authorization.

        Each of Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

        The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower's formation documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2   Collateral.

        Borrower has good title to the Collateral, free of Liens except Permitted Liens or Borrower has Rights to each asset that is Collateral. Borrower has no other deposit account, other than the deposit accounts described in the Schedule. The Accounts are bona fide, existing obligations, and the service or property has been or will be performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. The Collateral is not in the possession of any third party bailee (such as at a warehouse), other than as disclosed on the Schedule attached hereto and with respect to any such locations, Borrower shall cause such parties to enter into a third party agreement with respect to the Lien of the Bank therein and its rights attendant thereto, in form reasonably acceptable to Bank (and such agreements shall be delivered to Bank no later than 30 days from the Effective Date). In the event that Borrower, after the date hereof, intends to store or otherwise deliver the Collateral to such a bailee that is not disclosed on the attached Schedule and for which Bank has obtained an appropriate third party agreement satisfactory to Bank, then Borrower will receive the prior written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank. Borrower has no notice of any actual or imminent Insolvency Proceeding of any account debtor whose accounts are an Eligible Account in any Borrowing Base Certificate. All Inventory is in all material respects of good and marketable quality, free from material defects. Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted to its customers in the ordinary course of business.

5.3   Litigation.

        Except as shown in the Schedule, there are no actions or proceedings pending or, to the knowledge of Borrower's Responsible Officers, threatened by or against Borrower or any Subsidiary in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.

5.4   No Material Adverse Change in Financial Statements.

        All consolidated financial statements for Borrower, and any Subsidiary, delivered to Bank fairly present in all material respects Borrower's consolidated financial condition and Borrower's consolidated results of operations. There has not been any material deterioration in Borrower's consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5   Solvency.

        Borrower is able to pay its debts (including trade debts) as they mature.

5.6   Regulatory Compliance.

        Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has compiled in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower's or any Subsidiary's properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

5.7   Subsidiaries.

        Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments, including the Subsidiaries listed on Schedule 5.7 hereto.

5.8   Full Disclosure.

        No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading, with it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results.

5.9   Donations Account.

        Except as set forth in the following provisos, Borrower hereby represents and warrants to the Bank that the funds deposited into the Donations Accounts consist solely of Donations and no other funds of any kind, including, without limitation, any other funds of Borrower from any other source, are deposited in the Donations Account or otherwise commingled therewith at any time or for any purpose whatsoever, provided that it is understood and agreed that the service fees payable to the Borrower derived from the Donations shall from time to time be deducted from the aggregate balance of the deposited Donations and that such service fees shall upon designation as such no longer be considered part of the Donations (and thus such amount shall at such time constitute Collateral hereunder), provided, further, the amounts deposited in the Donations Account accrue interest and such interest shall be deemed Collateral hereunder.

6.     AFFIRMATIVE COVENANTS

        Borrower will do all of the following for so long as Bank has an obligation to lend, or there are outstanding Obligations:

6.1   Government Compliance.

        Borrower will maintain its legal existence and good standing and the legal existence and good standing of all Subsidiaries' in the applicable jurisdiction of formation and maintain qualification in each applicable jurisdiction in which the failure to so qualify would reasonably be expected to cause a material adverse effect on Borrower's business or operations. Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which such party is subject to the extent that noncompliance therewith could have a material adverse effect on Borrower's business or operations or could reasonably be expected to cause a Material Adverse Change.

PRIOR TO THE CONSUMMATION OF THE IPO THE FOLLOWING SECTION 6.2 SHALL APPLY:

6.2   Financial Statements, Reports, Certificates.

        (a)   Borrower will deliver to Bank: (i) as soon as available, but no later than 30 days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower's consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than 150 days after the last day of Borrower's fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank, provided that with respect to the Borrower's 2002 fiscal year, Borrower shall deliver such audited financial statements to Bank no later than September 30, 2003; (iii) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $100,000 or more; and (iv) budgets, sales projections, operating plans or other financial information Bank reasonably requests.

        (b)   Within 30 days after the last day of each month, Borrower will deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in the form of Exhibit C, with aged listings of accounts receivable and accounts payable, provided that on and after the satisfaction of the Equity Event Condition. Borrower shall not be required to comply with the provisions of this clause.

        (c)   Within 30 days after the last day of each month, Borrower will deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D.

        (d)   Allow Bank to audit Borrower's Collateral at Borrower's expense, which shall not exceed $2,500 per audit prior to an Event of Default. Such audits will be conducted no more often than every 6 months unless an Event of Default has occurred and is continuing, provided that prior to the making of the initial Revolving Advance hereunder, such an audit shall be conducted which shall have results acceptable to Bank. Further, on and after the satisfaction of the Equity Event Condition, no audits at Borrower's expense shall be required to be conducted.

AFTER THE CONSUMMATION OF THE IPO, THE FOLLOWING SECTION 6.2 SHALL APPLY AND THE ABOVE SECTION 6.2 SHALL NO LONGER BE EFFECTIVE:

6.2   Financial Statements, Reports, Certificates.

        (a)   Borrower will deliver to Bank; (i) within 45 days of the end of each quarter, copies of all statements, reports and notices made available to Borrower's security holders or to any holders of Subordinated Debt and all reports on 10-Q filed with the Securities and Exchange Commission; (ii) within 90 days of the end of each fiscal year, copies of all statements, reports and notices made available to Borrower's security holders or to any holders of Subordinated Debt and all reports on Form 10-K filed with the Securities and Exchange Commission; (iii) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $100,000 or more; and (iv) budgets, sales projections, operating plans or other financial information Bank reasonably requests.

        (b)   Within 45 days after the last day of each quarter, Borrower will deliver to Bank a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D attached hereto.

6.3   Inventory; Returns.

        Borrower will keep all inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors will follow Borrower's customary practices as they exist at execution of this Agreement. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than $100,000.

6.4   Taxes.

        Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to the payment.

6.5   Insurance.

        Borrower will keep its business and the Collateral insured for risks and in amounts standard for Borrower's industry, and as Bank may reasonably request. Insurance policies will be in a form, with companies, and in amounts that are satisfactory to Bank in Bank's reasonable discretion. All property policies will have a lender's loss payable endorsement showing Bank as an additional loss payee to the extent of its insurable interest and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least 20 days notice before canceling its policy. At Bank's request, Borrower will deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy will, at Bank's option, be payable to Bank on account of the Obligations, all only to the extent of the Bank's insurable interest. If no Default or Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower's option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest. If a Default or Event of Default has occurred and is continuing, then, at Bank's option, proceeds payable under any policy will be payable to Bank on account of the Obligations

6.6   Primary Accounts.

        Borrower will maintain its primary operating account relationships with Bank. Notwithstanding the foregoing, (i) Borrower shall not be required to maintain Borrower's credit card processing relationships with Bank; (ii) within 30 days of the Effective Date, or the establishment of any bank or investment accounts not maintained at or through Bank (the "Non-SVB Accounts"), whichever is later, Borrower shall cause the institutions at which such Non-SVB Accounts are maintained to execute and deliver to Bank account control agreements in form and substance reasonably satisfactory to Bank; and (iii) within 45 days of the Effective Date, Borrower shall cause to move to and maintain with Bank the Donations Account.

6.7   Financial Covenants.

        Prior to such time that the Equity Event Condition has been satisfied, Borrower will maintain the following financial covenants, which shall be measured as of the last day of each month:

          (i)    Quick Ratio. A ratio of Quick Assets to Current Liabilities of at least 1.75 to 1.00.

          (ii)   Tangible Net Worth. A Tangible Net Worth of at least One Million Dollars ($1,000,000) plus 50% of the amount of net proceeds that the Borrower receives from equity financing transactions after the date hereof.

        On and after such time that the Equity Event Condition has been satisfied, Borrower will maintain the following financial covenants, which shall be measured as of the last day of each quarter:

          (i)    Quick Ratio. A ratio of Quick Assets to Current Liabilities of at least 2.50 to 1.00.

          (ii)   Tangible Net Worth. A Tangible Net Worth of at least One Million Dollars ($1,000,000) plus 50% of the net amount of proceeds that the Borrower receives from equity financing transactions after the date hereof.

6.8   Intellectual Property/Proceeds Resulting in Collateral.

        Except as set forth in the Schedule, Borrower has no present maskworks, software, computer programs and other works of authorship registered with the United States Copyright Office, and Borrower shall not hereafter register any maskworks, software, computer programs or other works of authorship subject to United States copyright protection with the United States Copyright Office that result, as proceeds thereof or otherwise, in any Collateral hereunder (including Collateral consisting of license fees, royalties or accounts) without first complying with the following: (i) providing Bank with at least 15 days prior written notice thereof, (ii) providing Bank with a copy of the application for any such registration and (iii) executing and filing such other instruments, and taking such further actions as Bank may reasonably request from time to time to perfect or continue the perfection of Bank's interest in the Collateral. With respect to the registered copyrights listed on Schedule 6.8 hereto, Borrower shall enter into an agreement to be filed in the United States Copyright Office solely in order for the Bank to be able to perfect its Lien hereunder in the Collateral, and the Collateral only, which agreement shall be in form reasonably satisfactory to the Bank.

6.9   Donations and the Donations Account.

        Except as set forth in the following provisos. Borrower hereby covenants and agrees only to deposit into the Donations Accounts the funds from the Donations and no other funds of any kind, including, without limitation, any other funds of Borrower from any other source, and Borrower hereby agrees that no such other funds will ever be deposited in the Donations Account or otherwise commingled therewith at any time or for any purpose whatsoever, provided that it is understood and agreed that the service fees payable to the Borrower derived from the Donations shall from time to time be deducted from the aggregate balance of the deposited Donations and that such service fees shall upon designation as such no longer be considered part of the Donations (and thus such amount shall at such time constitute Collateral hereunder), provided, further, the amounts deposited in the Donations Account accrue interest and such interest shall be deemed Collateral hereunder.

6.10   Subsidiaries.

        Within 30 days of the Effective Date hereof, Borrower shall cause its Subsidiaries, referred to on Schedule 5.7 hereof, to execute and deliver to Bank guaranty and security agreement documentation, in form reasonably acceptable to Bank, with respect to a guaranty of the Obligations hereunder secured by personal property assets of such parties consistent in scope to the Collateral hereunder.

6.11   Further Assurances.

        Borrower will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank's security interest in the Collateral or to effect the purposes of this Agreement.

7.     NEGATIVE COVENANTS

        Borrower will not do any of the following without Bank's prior written consent, which will not be unreasonably delayed, conditioned or withheld, for so long as Bank has an obligation to lend or there are any outstanding Obligations:

7.1   Dispositions.

        Convey, sell, lease, transfer or otherwise dispose of (collectively "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (i) of Inventory in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) of worn-out, surplus or obsolete Equipment; or (iv) in connection with Permitted Liens or Permitted Investments only as specifically permitted by the terms and provisions set forth in each of the definitions of Permitted Liens and Permitted Investments; or (v) other Transfers which in the aggregate do not exceed $100,000 in any fiscal year, provided no such Transfers may be effected if a Default or Event of Default has occurred and is continuing or would otherwise arise upon the making thereof.

7.2   Changes in Business, Ownership, Management or Business Locations.

        Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto or have a material change in its management or its ownership of greater than 25% (other than by the sale of Borrower's equity securities in a public offering or to venture capital investors so long as Borrower identifies the venture capital investors prior to the closing of the investment). Borrower will not, without at least 30 days prior written notice, relocate its chief executive office. Borrower will not, without at least 10 days prior written notice, add any new offices or business locations in which Borrower maintains or stores over $10,000 in Borrower's assets or property.

7.3   Mergers or Acquisitions.

        Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where: (i) no Default or Event of Default has occurred and is continuing or would result from such action during the term of this Agreement; (ii) such transaction would not result in a decrease of more than 35% of Tangible Net Worth; and (iii) upon the acquisition of any other Person as otherwise permitted pursuant to the terms of this Section, such Person become an appropriate obligor relating to the Obligations hereunder, as the Bank may determine, and shall execute such agreements, documents and instruments as are reasonably necessary or appropriate, as the Bank may determine, in order to evidence such debt obligations and to establish a first priority security interest in the personal property assets of such Person in favor of Bank, subject to Permitted Liens. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower as long as no Default or Event of Default has occurred and is continuing prior thereto or arises thereafter.

7.4   Indebtedness.

        Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5   Encumbrance.

        Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for

Permitted Liens, or permit the first priority lien status of Bank regarding the Collateral to change, subject only to Permitted Liens as may be applicable.

7.6   Distributions; Investments.

        Directly or indirectly acquire or own any Person, or make any investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so, with the understanding that the foregoing shall prohibit the transfer of any assets of Borrower to any of its Subsidiaries. Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, except (i) for repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements in an aggregate amount not to exceed $250,000 in the aggregate in any fiscal year, provided that no Default or Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; and (ii) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, provided that any such resulting other or otherwise exchanged-for securities do not have a redemption rights exercisable at the option of the holder thereof.

7.7   Transactions with Affiliates.

        Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a nonaffiliated Person.

7.8   Subordinated Debt.

        Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt without Bank's prior written consent.

7.9   Compliance.

        Become an "investment company" or a company controlled by an "investment company," under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower's business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

7.10   No Further Negative Pledge Agreements.

        Without limitation of any other term or condition set forth herein or in any other Loan Document, Borrower shall not enter into any agreements (other than in favor of Bank) or transactions in which, or otherwise with respect to which, Borrower agrees not to encumber or create a Lien regarding its intellectual Property assets.

8.     EVENTS OF DEFAULT

        Any one of the following is an "Event of Default" hereunder:

8.1   Payment Default.

        If Borrower fails to pay any of the Obligations within three (3) Business Days after their due date. During such additional three (3) Business Day period the failure to cure such payment default is not an Event of Default hereunder (but no Credit Extension will be made during the cure period);

8.2   Covenant Default.

        (A)  If Borrower does not perform any obligation in Section 6.2, 6.7, 6.8 or 6.10, or Borrower otherwise violates any covenant in Section 7; or

        (B)  If Borrower does not perform or observe any other material term, condition or covenant in this Agreement (other than relating to the matters addressed in Section 8.1 and 8.2(A) above), any Loan Documents, or in any agreement between Borrower and Bank and as to any default under a term, condition or covenant that can be cured, has not cured the default within 10 days after it occurs, or if the default cannot be cured within 10 days or cannot be cured after Borrower's attempts within 10 day period, and the default may be cured within a reasonable time, then Borrower has an additional period (of not more than 30 days) to attempt to cure the default. During the additional time, the failure to cure the default is not an Event of Default (but no Credit Extensions will be made during the cure period);

8.3   Material Adverse Change.

        If there (i) occurs a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower, or (ii) is a material impairment of the prospect of repayment of any portion of the Obligations or (iii) is a material impairment of the value or priority of Bank's security interests in the Collateral (any of the foregoing is referred to herein as a "Material Adverse Change").

8.4   Attachment.

        If any material portion of Borrower's assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed or terminated and is no longer in effect within 10 days of its attachment, or if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed against any of Borrower's assets by any government agency and not paid within 10 days after Borrower receives notice thereof. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions will be made during the cure period);

8.5   Insolvency.

        If Borrower becomes insolvent or if Borrower begins an Insolvency Proceeding or an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within 30 days (but no Credit Extensions will be made before any insolvency Proceeding is dismissed);

8.6   Other Agreements.

        If there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $150,000 or that could cause a Material Adverse Change;

8.7   Judgments.

        If a money judgment(s) in the aggregate of at least $150,000 is rendered against Borrower and is unsatisfied or unstayed for 10 days (but no Credit Extensions will be made before the judgment is stayed or satisfied);

8.8   Misrepresentations.

        If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document; or

8.9   Guaranty.

        Any guaranty of any Obligations ceases for any reason to be in full force or any Guarantor does not perform any obligation under any guaranty of the Obligations, or any material misrepresentation or material misstatement exists now or later in any warranty or representation in any guaranty of the Obligations or in any certificate delivered to Bank in connection with the guaranty, or any circumstance described in Sections 8.4, 8.5 or 8.7 occurs to any Guarantor.

9.     BANK'S RIGHTS AND REMEDIES

9.1   Rights and Remedies.

        When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

          (a)   Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

          (b)   Stop advancing money or extending credit for Borrower's benefit under this Agreement or under any other agreement between Borrower and Bank;

          (c)   Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

          (d)   Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requires and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank's rights or remedies;

          (e)   Apply to the Obligations any (i) balances and deposits of Borrower it holds (except with respect to the Donations and the Donations Account (but only with respect to the Donations)), or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

          (f)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is granted a non-exclusive, royalty-free license or other right to use, without charge. Borrower's labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any

  Collateral and, in connection with Bank's exercise of its rights under this Section. Borrower's rights under all licenses and all franchise agreements inure to Bank's benefit; and

          (g)   Dispose of the Collateral according to the Code.

9.2   Power of Attorney.

        Effective only when an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to: (i) endorse Borrower's name on any checks or other forms of payment or security; (ii) sign Borrower's name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under Borrower's insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits. Bank may exercise the power of attorney to sign Borrower's name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Bank's appointment as Borrower's attorney in fact, and all of Bank's rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank's obligation to provide Credit Extensions terminates.

9.3   Accounts Collection.

        When an Event of Default occurs and continues, Bank may notify any Person owing Borrower money of Bank's security interest in the funds and verify the amount of the Account. Borrower must collect all payments, other than with respect to the Donations, in trust for Bank and, if requested by Bank, immediately deliver the payments, other than with respect to the Donations, to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4   Bank Expenses.

        If Borrower falls to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in Section 6.5, and take any action under the policies Bank deems prudent. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank's waiver of any Event of Default.

9.5   Bank's Liability for Collateral.

        If Bank complies with reasonable banking practices and the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6   Remedies Cumulative.

        Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank's exercise of one right or remedy is not an election, and Bank's waiver of any Event of Default is not a continuing waiver. Bank's delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7   Demand Waiver.

        Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10.   NOTICES

        All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses set forth at the beginning of this Agreement. A party may change its notice address by giving the other party written notice. If Bank gives a notice of default hereunder to Borrower via facsimile (although it is acknowledged that Bank has no obligation to do so), Bank agrees to use commercially reasonably efforts to contact Borrower to obtain a facsimile number that Borrower prefers relating to the receipt of any such notice, provided Bank shall not be obligated to delay the delivery thereof if Bank is unable to contact Borrower regarding the foregoing.

11.   CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

        California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in San Diego County, California.

BORROWER AND BANK EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN BANK AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF BANK OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS. ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH BANK OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.   GENERAL PROVISIONS

12.1   Successors and Assigns.

        This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Bank's prior written consent which may be granted or withheld in Bank's discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits under this Agreement, provided that if Bank grants any participation (as opposed to an outright sale of a portion of the Obligations hereunder) in Bank's rights and benefits under this Agreement, the Borrower shall only be required to deal with Bank with respect to the administration of the transactions under this Agreement subject to customary terms and provisions relating to commercial lending participation agreements, including, without limitation, by only being required to give any notices hereunder to Bank or take directions hereunder from Bank.

12.2   Indemnification.

        Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

12.3   Time of Essence.

        Time is of the essence for the performance of all obligations in this Agreement.

12.4   Severability of Provision.

        Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5   Amendments in Writing, Integration.

        All amendments to this Agreement must be in writing and signed by Borrower and Bank. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

12.6   Counterparts.

        This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7   Survival.

        All covenants, representations and warranties made in this Agreement continue in full force while any Obligations (other than Obligations under Section 12.2 to the extent they remain inchoate at the time of the payment or performance in full of the Obligations hereunder) remain outstanding. Borrower may terminate this Agreement at any time upon five (5) days' prior written notice to Bank with indefeasible payment and performance in full of all outstanding Obligations. The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for any and all actions that may be brought against Bank have expired, as Bank shall reasonably determine.

12.8   Confidentiality.

        In handling any confidential information. Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank's subsidiaries or affiliates in connection with their business with Borrower, (ii) to prospective transferees or purchasers of any interest in the loans (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers agreement of the terms of this provision), (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank's examination or audit and (v) as Bank considers appropriate in exercising remedies under this Agreement. In its good faith business judgment. Confidential information does not include information that either: (a) is in the public domain (other than as a direct result of the Bank's wrongful disclosure of any such information) or in Bank's possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9   Attorneys' Fees, Costs and Expenses.

        In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys' fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13.   DEFINITIONS

13.1   Definitions.

        In this Agreement:

          "Accounts" are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

          "Affiliate" of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.

          "Bank Expenses" are all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys' fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

          "Borrower's Books" are all Borrower's books and records including ledgers, records regarding Borrower's assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

          "Borrowing Base" is 80% of Eligible Accounts as determined and confirmed by Bank from Borrower's most recent Borrowing Base Certificate; provided, however, that Bank may lower the percentage of the Borrowing Base after performing an audit of Borrower's Collateral.

          "Business Day" is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

          "Cash Management Services" are defined in Section 2.1.2 hereof.

          "Closing Date" is the date of this Agreement.

          "Code" is the Uniform Commercial Code as enacted in California, as amended from time to time.

          "Collateral" is the property described on Exhibit A.

          "Committed Equipment Line" is an aggregate initial amount of Equipment Advances of up to One Million Dollars ($1,000,000).

          "Committed Revolving Line" is an aggregate amount of Revolving Advances of up to One Million Dollars ($1,000,000), provided that on and after the satisfaction of the Equity Event Condition, such aggregate amount shall be Two Million Dollars ($2,000,000).

          "Contingent Obligation" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

          "Credit Extension" is each Revolving Advance, Equipment Advance and each other extension of credit by Bank for Borrower's benefit.

          "Current Assets" are amounts that under GAAP should be included on that date as current assets on Borrower's consolidated balance sheet.

          "Current Liabilities" are the aggregate amount of Borrower's Total Liabilities which mature within one (1) year less deferred revenue and less the amount of Donations.

          "Default" shall mean any event or occurrence which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

          "Donations" means those payments that Borrower processes from time to time for the benefit of its client companies pursuant to its agreements with such Persons in connection with the operation of Borrower's business in the ordinary course.

          "Donations Account" means the bank account presently maintained with City National Bank, bearing account number 0240005816, and any successor or replacement account(s), and the products and proceeds thereof, whether now existing or hereafter arising, wheresoever maintained, and into which Donations received for the benefit of others and ultimately disbursed by Borrower to such others, are deposited.

          "Effective Date" is the date Bank executes this Agreement.

          "Eligible Accounts" are Accounts in the ordinary course of Borrower's business that meet all Borrower's representations and warranties in this Agreement; but Bank may change eligibility standards by giving Borrower at least concurrent written notice thereof. Unless Bank agrees otherwise in writing, Eligible Accounts will not include:

            (a)   Accounts that the account debtor has not paid within 90 days of invoice date;

            (b)   Accounts for an account debtor, 50% or more of whose Accounts have not been paid within 90 days of invoice date;

            (c)   Credit balances over 90 days from invoice date;

            (d)   Accounts for an account debtor, including Affiliates, whose total obligations to Borrower exceed 25% of all Accounts, for the amounts that exceed that percentage, unless the Bank approves in writing;

            (e)   Accounts for which the account debtor does not have its principal place of business in the United States or Canada;

            (f)    Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality;

            (g)   Accounts for which Borrower owes the account debtor, but only up to the amount owed (sometimes called "contra" accounts, accounts payable, customer deposits or credit accounts);

            (h)   Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor's payment may be conditional;

            (i)    Accounts for which the account debtor is Borrower's Affiliate, officer, employee, or agent;

            (j)    Accounts in which the account debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes Insolvent, or goes out of business; and

            (k)   Accounts for which Bank reasonably determines collection to be doubtful.

          "Eligible Equipment" shall mean Equipment consisting of manufacturing equipment, computer and office equipment and furnishings, acceptable to Bank for advance purposes hereunder.

          "Equipment" is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

          "Equipment Advance" is defined in Section 2.1.3.

          "Equipment Availability End Date" is defined in Section 2.1.3.

          "Equity Event Condition" shall mean the following on a collective basis: (1) Borrower has consummated, on and after the date hereof, a transaction consisting of private equity financing, an underwritten initial public offering of the Borrower's common stock or a Subordinated Debt transaction, from any of which or combination of which Borrower receives at least $15,000,000 in gross proceeds and (2) Borrower has supplied evidence satisfactory to Bank of the foregoing.

          "Equipment Maturity Date" is defined in Section 2.1.3.

          "ERISA" is the Employment Retirement Income Security Act of 1974, and its regulations.

          "GAAP" is generally accepted accounting principles, consistently applied.

          "Guarantor" is any present or future guarantor of the Obligations.

          "Indebtedness" is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

          "Insolvency Proceeding" are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

          "Intellectual Property" is:

            (a)   copyrights, trademarks, patents, and mask works including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

            (b)   Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held;

            (c)   All design rights which may be available to Borrower now or later created, acquired or held; and

            (d)   Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above.

          "Inventory" is present and future inventory in which Borrower has any Interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, Including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

          "Investment" is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

          "IPO" shall mean an initial public offering of the common stock of Borrower effected pursuant to a Registration Statement on Form S-1 (or its successor) filed under the Securities Act of 1933, as amended, from which transaction Borrower receives gross proceeds in the minimum amount of Fifteen Million Dollars ($15,000,000).

          "Lien" is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

          "Loan Documents" are, collectively, this Agreement, any note, or notes or guaranties or third party suretyship obligations in favor of Bank executed by Borrower or other Persons, as applicable, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

          "Material Adverse Change" is defined in Section 8.3.

          "Non-SVB Accounts" is defined in Section 6.6.

          "Obligations" are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

          "Permitted Indebtedness" is:

            (a)   Borrower's indebtedness to Bank under this Agreement or any other Loan Document;

            (b)   Indebtedness existing on the Closing Date and shown on the Schedule;

            (c)   Subordinated Debt;

            (d)   Indebtedness to trade creditors incurred in the ordinary course of business;

            (e)   Indebtedness secured by Permitted Liens;

            (f)    Other Indebtedness not otherwise permitted by Section 7.4 not exceeding $350,000 in the aggregate outstanding at any time; and

            (g)   Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

          "Permitted Investments" are:

            (a)   Investments shown on the Schedule and existing on the Closing Date; and

            (b)   (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor's Corporation or Moody's Investors Service, Inc., and (iii) Bank's certificates of deposit issued maturing no more than 1 year after issue and (iv) any Investments permitted by Borrower's investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) as approved by the Board of Directors of the Borrower and as provided to the Bank;

            (c)   Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

            (d)   Investments accepted in connection with Transfers permitted by Section 7.1;

            (e)   Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed $100,000 in the aggregate in any fiscal year, provided that any such new Investments shall not be permitted to be made at such time as a Default or Event of Default is then occurring or would arise upon the making thereof.

            (f)    Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower's Board of Directors;

            (g)   Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

            (h)   Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;

            (i)    Joint ventures or strategic alliances in the ordinary course of Borrower's business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed $100,000 in the aggregate in any fiscal year, provided that any such new Investments shall not be permitted to be made at such time as a Default or Event of Default is then occurring or would arise upon the making thereof; and

            (j)    Other Investments not otherwise permitted by Section 7.7 not exceeding $100,000 in the aggregate outstanding at any time, provided that any such new Investments shall not be permitted to be made at such time as a Default or Event of Default is then occurring or would arise upon the making thereof.

          "Permitted Liens" are:

            (a)   Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

            (b)   Liens for fees, taxes, levies, imposts, duties or other governmental charges of any kind which are not yet delinquent or which are being contested in good faith by appropriate proceedings which suspend the collection thereof (provided, however, that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower);

            (c)   Purchase money Liens or Liens arising in connection with operating leases (i) on Equipment acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment or (ii) existing on equipment when acquired, if, in each of (i) and (ii) above, the Lien is confined to the property and improvements and the proceeds of the equipment;

            (d)   Non-exclusive licenses or sublicenses granted in the ordinary course of Borrower's business and, with respect to any licenses where Borrower is the licensee, any interest or title of a licensor or under any such license or sublicense, if the licenses and sublicenses permit granting Bank a security interest;

            (e)   Leases or subleases entered into in the ordinary course of Borrower's business, including in connection with Borrower's leased premises or leased property;

            (f)    Liens arising from judgments, decrees or attachments which do not constitute an Event of Default (with the understanding that the matter or occurrence giving rise to any such Lien may, pursuant to the terms hereof, nevertheless constitute an immediate Event of Default hereunder pursuant to the other terms and provisions hereof and the status of the resulting Lien as a Permitted Lien hereunder for any period of time shall not be deemed to derogate therefrom);

            (g)   carriers', warehousemen's, mechanics', materialmen's, repairmen's, worker's compensation, employment insurance, social security or other similar Liens relating to statutory obligations arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings (provided, however, that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower);

            (h)   Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods; and

            (i)    Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

          "Person" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation,

  institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

          "Prime Rate" is Bank's most recently announced "prime rate," even if it is not Bank's lowest rate.

          "Quick Assets" is, on any date, the Borrower's consolidated, unrestricted cash, cash equivalents, net billed accounts receivable and investments with maturities of fewer than 12 months determined according to GAAP.

          "Responsible Officer" is each of the Chief Executive Officer, the President and the Chief Financial Officer of Borrower.

          "Revolving Advance" or "Revolving Advances" is a loan advance (or advances) under the Committed Revolving Line.

          "Revolving Maturity Date" is September 2, 2004.

          "Rights", as applied to the Collateral, means the Borrower's rights and interests in, and powers with respect to, that Collateral, whatever the nature of those rights, Interests and powers and, in any event, including Borrower's power to transfer rights in such Collateral to Bank.

          "Schedule" is any attached schedule of exceptions.

          "Subordinated Debt" is debt incurred by Borrower subordinated to Borrower's indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.

          "Subsidiary" is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

          "Tangible Net Worth" is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus, without duplication, (i) any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, and (ii) Total Liabilities.

          "Total Liabilities" is, on any day, obligations that should, under GAAP, be classified as liabilities on Borrower's consolidated balance sheet, including all indebtedness, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

BORROWER:
Kintera, Inc.
	By:	/s/ HARRY GRUBER
	Title:	CEO
Kintera, Inc.
	By:	/s/ JAMES A. ROTHERHAM
	Title:	Chief Financial Officer
BANK:
SILICON VALLEY BANK
	By:	/s/ R. CUNNINGHAM
	Title:	VP
Effective Date:

EXHIBIT A

        The Collateral consists of all of Borrower's right, title and interest in and to the following personal property of Borrower:

          All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

          All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower's custody or possession or in transit and including any returns upon any accounts or other proceeds, including Insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

          All contract rights and general intangibles now owned or hereafter acquired, including the Intellectual Property (as defined below) only, however, to the extent and subject to the limitations set forth in the Exclusion Clause (as defined below);

          All now existing and hereafter arising accounts, contract rights, payment intangibles, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower, whether or not earned by performance, and any and all credit Insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower;

          All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, letter-of-credit rights, commercial tort claims, certificates of deposit, instruments and chattel paper now owned or hereafter acquired and Borrower's Books relating to the foregoing; and

          All Borrower's Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

        Notwithstanding the foregoing, the Collateral shall not include any Intellectual Property, provided that if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in such items that are proceeds of the Intellectual Property consisting of payment intangibles, accounts, license revenues, or general intangibles relating to rights to payment arising therefrom or relating thereto, then in such circumstance, the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property only to the extent necessary to permit perfection of Bank's security interest in such proceeds, including, without limitation, payment intangibles, accounts, license revenues, or general intangibles relating to rights to payment (the foregoing is referred to herein collectively as the "Exclusion Clause").

        Further, Borrower and Bank are parties to that certain Negative Pledge Agreement, whereby Borrower, in connection with Bank's loans, has agreed, among other things, not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber, any of its Intellectual Property, without the Bank's prior written consent, other than as may be permitted thereunder or hereunder.

        The term "Intellectual Property" as used herein shall mean the following: Borrower's right, title or interest, whether now owned or hereafter acquired, in and to any intellectual property rights of Borrower of any nature or character, including without limitation, and whether domestic or foreign, the following: (i) any copyrights and copyright applications, whether registered or unregistered, copyright registration and like protection in each work of authorship and derivative work thereof, whether published or unpublished, and whether said copyrights are statutory or arise under common law, and all rights, claims and demands in any way related to any such copyrights or works, including any rights to sue for past, present or future infringement, and any rights of renewal and extension of copyrights;

(ii) any patents, patent applications, patent rights and like protections and any licenses relating to any of the foregoing, and any improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part thereof and any rights to sue for past present or future infringement thereof and any rights arising therefrom and pertaining thereto; (iii) any state (including common law), federal and foreign trademarks, service marks and trade names, and applications for registration of such trademarks, service marks and trade names, and any licenses relating to any of the foregoing, whether registered or unregistered and wherever registered, any rights to sue for past, present or future infringement of unconsented use thereof, all rights arising therefrom and pertaining and any reissues, extensions and renewals thereof and the goodwill of the business of Borrower connected with and symbolized by any of the foregoing; (iv) any trade secrets, trade dress, trade styles, logos, other source of business identifiers, mask-works, mask-work registrations or mask-work applications, integrated circuit masks, software, circuit designs and documentation relating thereto, and the goodwill of the business of Borrower connected with and symbolized by any of the foregoing, including, without limitation, any rights to unpatented inventions, know-how, and operating manuals, including any rights to sue for past, present or future infringement or unconsented use thereof, all rights arising therefrom and pertaining thereto, provided that with respect to any and all of the foregoing, the term "Intellectual Property" shall not include any proceeds thereof (other than proceeds in the direct form of Intellectual Property) and specifically, without limitation, and regardless of any of the foregoing, the term "Intellectual Property" shall not include any payment intangibles, accounts, license revenues, or general intangibles relating to rights to payment arising therefrom or relating thereto.

Notwithstanding the foregoing, the security interest granted herein does not extend to and the term "Collateral" does not include the Donations and the Donations Account (but only to the extent of the Donations) and the products and proceeds thereof, whether now existing or hereafter arising, and wheresoever maintained.

NEGATIVE PLEDGE AGREEMENT

        This Negative Pledge Agreement is made as of September 2, 2003, by and between Kintera, Inc. ("Borrower") and Silicon Valley Bank ("Bank").

        In connection with, among other documents, the Loan and Security Agreement dated of even date herewith (referred to herein as the "Loan Documents") being concurrently executed herewith between Borrower and Bank, Borrower agrees as follows:

          1.     Except as otherwise permitted under the Loan Documents (including without limitation that the Borrower is permitted to grant non-exclusive licenses and similar arrangements in the ordinary course of business), Borrower shall not sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of Borrower's intellectual property, including, without limitation, the following:

            a.     Any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held;

            b.     Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

            c.     Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

            d.     All patents, patent applications and like protections including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, including without limitation the patents and patent applications;

            e.     Any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks, including without limitation;

            f.      Any and all claims for damages by way of past, present and future infringements of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

            g.     All licenses or other rights to use any of the foregoing copyrights, patents or trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; and

            h.     All amendments, extensions, renewals and extensions of any of the foregoing copyrights, trademarks or patents; and

            i.      All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing;

          2.     It shall be an event of default under the Loan Documents between Borrower and Bank if there is a breach of any term of this Negative Pledge Agreement.

          3.     Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Documents.

BORROWER:
KINTERA, INC.
By:	/s/ HARRY GRUBER
Name:	Harry Gruber
Title:	CEO
KINTERA, INC.
By:	/s/ JAMES A. ROTHERHAM
Name:	James A. Rotherham
Title:	Chief Financial Officer
BANK:
SILICON VALLEY BANK
By:	/s/ R. CUNNINGHAM
Name:	Raquel Cunningham
Title:	VP

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WARRANT TO PURCHASE STOCK

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

Company:	Kintera, Inc., a Delaware corporation
Number of Shares:	40,000
Class of Stock:	Series G Convertible Preferred
Warrant Price:	$5.00 Per Share
Issue Date:	September 2, 2003
Expiration Date:	The later to occur of (A) ten years following the issue date or (B) five (5) years after the closing of the initial public offering of the common stock of Kintera, Inc., a Delaware corporation (the "IPO") effected pursuant to a Registration Statement on Form S-1 (or its successor) filed under the Securities Act of 1933, as amended (the "Act").

        THIS WARRANT CERTIFIES THAT, for the agreed upon value of $1.00 and for other good and valuable consideration, SILICON VALLEY BANK ("Holder") is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the "Shares") of the company (the "Company") at the Warrant Price, all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1.    EXERCISE.

        1.1    Method of Exercise.    Holder may exercise this Warrant by delivering a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Article 1.2, Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company), or other from of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

        1.2    Conversion Right.    In lieu of exercising this Warrant as specified in Article 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share at the time of conversion. The fair market value of the Shares shall be determined pursuant to Article 1.3.

        1.3    Fair Market Value.    If the Company's common stock is traded in a public market and the shares are common stock, the fair market value of each Share shall be the closing price of a Share reported for the business day immediately before Holder delivers its Notice of Exercise to the Company (or in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company's initial public offering, the "price to public" per share price specified in the final prospectus relating to such offering). If the Company's common stock is traded in a public market and the Shares are preferred stock, the fair market value of a Share shall be the closing price of a share of the Company's common stock reported for the business day immediately before Holder delivers its Notice of Exercise to the Company (or, in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company's initial public offering, the initial "price to public" per share price specified in the final prospectus relating to such offering), in both cases, multiplied by the number of shares of the Company's common stock into which a Share is convertible. If the Company's common stock is not traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

        1.4    Delivery of Certificate and New Warrant.    Promptly after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

        1.5    Replacement of Warrants.    On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, or surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

        1.6    Treatment of Warrant Upon Acquisition of Company.

          1.6.1    "Acquisition".    For the purpose of this Warrant, "Acquisition" means any sale, license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company's securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

          1.6.2    Treatment of Warrant at Acquisition.

          A)   Upon the written request of the Company, Holder agrees that, in the event of an Acquisition in which the sole consideration is cash, either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will expire upon the consummation of such Acquisition. The Company shall provide the Holder with written notice of its request relating to the foregoing (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

          B)    Upon the written request of the Company, Holder agrees that, in the event of an Acquisition that is an "arms length" sale of all or substantially all of the Company's assets (and only its assets) to a third party that is not an Affiliate (as defined below) of the Company (a "True Asset Sale"), either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will continue until the Expiration Date if the Company continues as a going concern following the closing of any such True Asset Sale. The Company shall provide the Holder with written notice of its request relating to the foregoing (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

          C)    Upon the closing of any Acquisition other than those particularly described in subsections (A) and (B) above, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price and/or number of Shares shall be adjusted accordingly.

2

  As used herein "Affiliate" shall mean any person or entity that owns or controls directly or indirectly ten (10) percent or more of the stock of Company, any person or entity that controls or is controlled by or is under common control with such persons or entities, and each of such person's or entity's officers, directors, joint venturers or partners, as applicable.

ARTICLE 2.    ADJUSTMENTS TO THE SHARES.

        2.1    Stock Dividends, Splits, Etc.    If the Company declares or pays a dividend on the Shares payable in common stock, or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred. If the Company subdivides the Shares by reclassification or otherwise into a greater number of shares or takes any other action which increase the amount of stock into which the Shares are convertible, the number of shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

        2.2    Reclassification, Exchange, Combinations or Substitution.    Except as otherwise provided in Section 1.6.2 above, upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company's Certificate of Incorporation upon the closing of a registered public offering of the Company's common stock. The Company or its successor shall promptly issue to Holder an amendment to this Warrant setting forth the number and kind of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon exercise or conversion of this Warrant. The amendment to this Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

        2.3    Adjustments for Diluting Issuances.    The Warrant Price and the number of Shares issuable upon exercise of this Warrant or, if the Shares are Preferred Stock, the number of shares of common stock issuable upon conversion of the Shares, shall be subject to adjustment, from time to time in the manner set forth in the Company's Certificate of Incorporation as if the Shares were issued and outstanding on and as of the date of any such required adjustment. The provisions set forth for the Shares in the Company's Certificate of Incorporation relating to the above in effect as of the Issue Date may not be amended, modified or waived, without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the same series and class as the Shares granted to the Holder.

        2.4    No Impairment.    The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, except in a manner that does not affect Holder in a manner differently from the effect on other holders of other shares of the same series and class as the Shares, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed

3

under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder's rights under this Article against impairment.

        2.5    Fractional Shares.    No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.

        2.6    Certificate as to Adjustments.    Upon each adjustment of the Warrant Price, the Company shall promptly notify Holder in writing, and, at the Company's expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3.    REPRESENTATIONS AND COVENANTS OF THE COMPANY.

        3.1    Representations and Warranties.    The Company represents and warrants to the Holder as follows:

          (a)   The initial Warrant Price referenced on the first page of this Warrant is not greater than the price per share at which the Shares were last issued in an arms-length transaction in which at least $500,000 of the Shares were sold.

          (b)   All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

          (c)   The Capitalization Table previously provided to Holder remains true and complete as of the Issue Date.

        3.2    Notice of Certain Events.    If the Company proposes at any time (a) to declare any dividend or distribution upon any of its stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for sale additional shares of any class or series of the Company's stock to the holders of the same series of stock as the Shares; (c) to effect any reclassification or recapitalization of any of its stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company's securities for cash, then, in connection with each such event, the Company shall give Holder: (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

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        3.3    Representation Regarding Registration Rights.    The Company represents and warrants to the Holder that it has in effect no agreement granting to any party holder securities in the Company registration rights with respect thereto.

        3.4    No Shareholder Rights.    Except as provided in this Warrant, the Holder will not have any rights as a shareholder of the Company until the exercise of this Warrant.

ARTICLE 4.    REPRESENTATIONS, WARRANTIES OF THE HOLDER.    The Holder represents and warrants to the Company as follows:

        4.1    Purchase for Own Account.    This Warrant and the securities to be acquired upon exercise of this Warrant by the Holder will be acquired for investment for the Holder's account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that the Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.

        4.2    Disclosure of Information.    The Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. The Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Holder or to which the Holder has access.

        4.3    Investment Experience.    The Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. The Holder has experience as an investor in securities of companies in the development stage and acknowledges that the Holder can bear the economic risk of such Holder's investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Holder to be aware of the character, business acumen and financial circumstances of such persons.

        4.4    Accredited Investor Status.    The Holder is an "accredited investor" within the meaning of Regulation D promulgated under the Act.

        4.5    The Act.    The Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder's investment intent as expressed herein. The Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the 1933 Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.

        4.6    Market Stand-Off Agreement.    In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Act, including the Company's initial public offering of equity securities, the Holder shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Shares without the prior written consent of the Company and its underwriters. Such restriction (the "Market Stand-Off") shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriters. In no event, however, shall such

5

period exceed 270 days for any underwritten public offering. The Market Stand-Off restrictions set forth in this paragraph, in regards to any particular offering, shall in any event terminate, as to all underwritten public offerings by the Company so requested by the Company or underwriters, 540 days after the date of the final prospectus for the Company's initial public offering. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company's outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any stock subject to the Market Stand-Off, or into which such stock thereby becomes convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the stock until the end of the applicable stand-off period for such offering. The Company will do all that is necessary to remove by expiration of the applicable stand-off period such stop-transfer instructions and all appropriate legends on stock certificates. The Company's underwriters shall be beneficiaries of the agreement set forth in this Section 4.6. This Section 4.6 shall not apply to any shares of the stock registered in the public offering of the Company under the Act nor to any transferee of the shares of the stock purchased from the Holder thereafter. Further, the Company hereby represents and warrants to the Holder that the terms of the provisions set forth in this Section 4.6 are consistent with, and not more detrimental to the Holder hereof than, similar provisions applicable to all other investors of securities of the Company.

ARTICLE 5.    MISCELLANEOUS.

        5.1    Term:    This Warrant is exercisable in whole or in part at any time and from time to time on or before the Expiration Date.

        5.2    Legends.    This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

  THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE ACT, OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

        5.3    Compliance with Securities Laws on Transfer.    This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to Silicon Valley Bancshares (Holder's parent company) or any other affiliate of Holder. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder's notice of proposed sale.

        5.4    Transfer Procedure.    Upon receipt by Holder of the executed Warrant, Holder will transfer all of this Warrant to Silicon Valley Bancshares, Holder's parent company, by execution of an Assignment

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substantially in the form of Appendix 2. Subject to the provisions of Article 5.3 and upon providing Company with written notice, Silicon Valley Bancshares and any subsequent Holder which makes to the Company the Representations and Warranties in Section 4 may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the Shares issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee, provided, however, in connection with any such transfer, Silicon Valley Bancshares or any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable). The Company may refuse to transfer this Warrant or the Shares to any person who directly competes with the Company, unless, in either case, the stock of the Company is publicly traded.

        5.5    Notices.    All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may (or on the first business day after transmission by facsimile) be, in writing by the Company or such holder from time to time. Effective upon receipt of the fully executed Warrant and the initial transfer described in Article 5.4 above, all notices to the Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

    Silicon Valley Bancshares
    Attn: Treasury Department
    3003 Tasman Drive, HA 200
    Santa Clara, CA 95054
    Telephone: 408-654-7400
    Facsimile: 408-496-2405

        Notice to the Company shall be addressed as follows until the Holder receives notice of a change in address:

    Kintera, Inc.
    9605 Scranton Rd., Ste 240
    San Diego, CA 92121
    Attn: CFO
    Telephone: (858) 795-3000
    Facsimile: (858) 795-3010

        5.6    Waiver.    This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

        5.7    Attorney's Fees.    In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorney's fees.

        5.8    Automatic Conversion upon Expiration.    In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to the Holder.

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        5.9    Counterparts.    This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

        5.10    Governing Law.    This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

"COMPANY"
KINTERA, INC.		KINTERA, INC.
By:	/s/ HARRY GRUBER	By:	/s/ JAMES A. ROTHERHAM
Name:	Harry Gruber (Print)	Name:	James A. Rotherham (Print)
Title:	Chairman of the Board, President or Vice President	Title:	Chief Financial Officer, Secretary, Assistant Treasurer or Assistant Secretary
"HOLDER"
SILICON VALLEY BANK
By:	/s/ R. CUNNINGHAM
Name:	Raquel Cunningham (Print)
Title:	VP

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QuickLinks

EXHIBIT A
NEGATIVE PLEDGE AGREEMENT
WARRANT TO PURCHASE STOCK